Trakenmar Inc.
105 Queen St. S.
Mississauga, Ontario
L5M 1K7
905-567-6909
Fax 905-567-3498
E-mail rh@hunter-gray.com

January 15, 2005

Mr. Edward P. Rea
Chairman
RGAmerica Inc.
2100 Valley View Lane,
Suite 100,
Dallas, Texas
75234

Dear Ted;

      Due to personal reasons I find it necessary to resign from the board of directors of RG America Inc. There is no disagreement with the Company on any matter related to the company's operations, policies or practices.

      It has been a pleasure working with you and your management team and if there is anything I can do to assist you I would hope that you would give me a call.

      My very best wishes in all of your endeavors.

Best regards


/s/ Ralph Hunter

Ralph Hunter